Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

OAKMONT ACQUISITION CORP.

(Buyer),

-AND-

ONE SOURCE EQUIPMENT RENTALS, LLC,

ONE SOURCE EQUIPMENT RENTALS OF LAFAYETTE, LLC,

ONE SOURCE EQUIPMENT RENTALS OF DAYTON, LLC,

ONE SOURCE EQUIPMENT RENTALS OF MORTON, LLC,

ONE SOURCE EQUIPMENT RENTALS OF DECATUR, LLC,

ONE SOURCE EQUIPMENT RENTALS OF GRANITE CITY,

(collectively, the Sellers)

-AND-

ONE SOURCE EQUIPMENT RENTALS, LLC MEMBERS

(collectively, the Members)

July     , 2006

ASSET PURCHASE AGREEMENT

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	4.1.(b)	Corporate Power	7
	4.1.(c)	Qualification	7
	4.1.(d)	No Subsidiaries	7
4.2.	Authority		7
4.3.	No Violation		8
4.4.	Financial Statements		8
4.5.	Tax Matters		8
	4.5.(a)	Provision For Taxes	8
	4.5.(b)	Tax Returns Filed	9
	4.5.(c)	Tax Audits	9
	4.5.(d)	Consolidated Group	9
	4.5.(e)	Other	9
4.6.	Accounts Receivable		9
4.7.	Inventory		9
4.8.	Absence of Certain Changes		10
	4.8.(a)	No Adverse Change	10
	4.8.(b)	No Damage	10
	4.8.(c)	No Increase in Compensation	10
	4.8.(d)	No Labor Disputes	10
	4.8.(e)	No Commitments	10
	4.8.(f)	No Dividends	10
	4.8.(g)	No Disposition of Property	10
	4.8.(h)	No Indebtedness	10
	4.8.(i)	No Liens	10
	4.8.(j)	No Amendment of Contracts	10
	4.8.(k)	Loans and Advances	11
	4.8.(l)	Credit	11
	4.8.(m)	No Unusual Events	11
4.9.	Absence of Undisclosed Liabilities		11
4.10.	No Litigation		11
4.11.	Compliance With Laws and Orders.		12
	4.11.(a)	Compliance	12
	4.11.(b)	Licenses and Permits	12
	4.11.(c)	Environmental Matters	12
4.12.	Title to and Condition of Properties.		13
	4.12.(a)	Marketable Title	13
	4.12.(b)	Condition	13
	4.12.(c)	Real Property	14
	4.12.(d)	No Condemnation or Expropriation	14
4.13.	Insurance		14
4.14.	Contracts and Commitments.		14
	4.14.(a)	Real Property Leases	14
	4.14.(b)	Personal Property Leases	14
	4.14.(c)	Purchase Commitments	14
	4.14.(d)	Sales Commitments	15
	4.14.(e)	Contracts for Services	15

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		4.14.(f)	Powers of Attorney	15
		4.14.(g)	Collective Bargaining Agreements	15
		4.14.(h)	Loan Agreements	15
		4.14.(i)	Guarantees	15
		4.14.(j)	Contracts Subject to Renegotiation	15
		4.14.(k)	Other Material Contracts	15
		4.14.(l)	No Default	15
	4.15.	Labor Matters		16
	4.16.	Employee Benefit Plans.		16
		4.16.(a)	Disclosure	16
		4.16.(b)	Operation	16
		4.16.(c)	Changes	16
		4.16.(d)	Claims	17
	4.17.	Employment Compensation		17
	4.18.	Intellectual Property		17
	4.19.	Major Customers and Suppliers.		17
		4.19.(a)	Major Customers	17
		4.19.(b)	Major Suppliers	17
		4.19.(c)	Dealers and Distributors	18
	4.20.	Product Warranty and Product Liability		18
	4.21.	Affiliates’ Relationships to Sellers		18
		4.21.(a)	Contracts With Affiliates	18
		4.21.(b)	No Adverse Interests	18
		4.21.(c)	Obligations	18
	4.22.	Assets Necessary to Business		18
	4.23.	No Brokers or Finders		18
	4.24.	Disclosure		18

5.	REPRESENTATIONS AND WARRANTIES OF BUYER			19
	5.1.	Corporate		19
		5.1.(a)	Organization	19
		5.1.(b)	Corporate Power	19
	5.2.	Authority		19
	5.3.	No Brokers or Finders		19
	5.4.	Disclosure		19

6.	EMPLOYEES - EMPLOYEE BENEFITS			20
	6.1.	Affected Employees		20
	6.2.	Retained Responsibilities		20
	6.3.	Payroll Tax		20
	6.4.	Termination Benefits		20
	6.5.	Employee Benefit Plans.		20
		6.5.(a)	Defined Contribution Plans	20
		6.5.(b)	Defined Benefit Plans	20
		6.5.(c)	Delivery of Records	21
		6.5.(d)	No Third-Party Rights	21

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7.	COVENANTS			21
	7.1.	Employment and Noncompetition Agreement		21
	7.2.	Employees		21
	7.3.	Noncompetition		21
	7.4.	Confidential Information		22
	7.5.	Product Liability Matters		23

8.	FURTHER COVENANTS OF SELLERS AND MEMBERS			23
	8.1.	Access to Information and Records		23
		8.1.(a)	Information	23
		8.1.(b)	Access	23
	8.2.	Conduct of Business Pending the Closing		24
		8.2.(a)	No Changes	24
		8.2.(b)	Maintain Organization	24
		8.2.(c)	No Breach	24
		8.2.(d)	No Material Contracts	24
		8.2.(e)	No Corporate Changes	24
		8.2.(f)	Maintenance of Insurance	24
		8.2.(g)	Maintenance of Property	24
		8.2.(h)	Interim Financials	24
		8.2.(i)	No Negotiations	24
	8.3.	Consents		25
	8.4.	Other Action		25
	8.5.	Disclosure		25

9.	ADDITIONAL AGREEMENTS			25
	9.1.	Registration Statement and Prospectus/Proxy Statement; Special Meeting		25
		9.1.(a)	Registration Statement	25
		9.1.(b)	Prospectus/Proxy Statement	25
		9.1.(c)	Compliance	26
		9.1.(d)	Approval	26
	9.2.	Form 8-K		26
	9.3.	Required Information		26
	9.4.	Public Disclosure		27
	9.5.	No Securities Transactions		27

10.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS			27
	10.1.	Representations and Warranties True on the Closing Date		27
	10.2.	Compliance With Agreement		27
	10.3.	Absence of Litigation		27
	10.4.	Consents and Approvals		28
	10.5.	Estoppel Certificates		28
	10.6.	Corporate Approval		28
	10.7.	Due Diligence		28
	10.8.	Audit		28
	10.9.	Absence of Changes		28
	10.10.	Employees		28

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	10.11.	Registration Statement Effective		28

11.	CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS			29
	11.1.	Representations and Warranties True on the Closing Date		29
	11.2.	Compliance With Agreement		29
	11.3.	Absence of Litigation		29

12.	INDEMNIFICATION			29
	12.1.	By Sellers and Members		29
	12.2.	By Buyer		30
	12.3.	Indemnification of Third-Party Claims		30
		12.3.(a)	Notice and Defense	30
		12.3.(b)	Failure to Defend	31
		12.3.(c)	Indemnified Party’s Rights	31
	12.4.	Payment		31
	12.5.	Indemnification for Environmental Matters		31
		12.5.(a)	Indemnification	31
		12.5.(b)	Transfers of Permits	32
	12.6.	Limitations on Indemnification		32
		12.6.(a)	Time Limitation	32
		12.6.(b)	Basket	32
		12.6.(c)	General	33
	12.7.	No Waiver		33

13.	CLOSING			33
	13.1.	Documents to be Delivered by Sellers and Members		33
		13.1.(a)	Bills of Sale	33
		13.1.(b)	Compliance Certificate	33
		13.1.(c)	Opinion of Counsel	34
		13.1.(d)	Employment and Noncompetition Agreements	34
		13.1.(e)	Certified Resolutions	34
		13.1.(f)	Articles; Operating Agreement	34
		13.1.(g)	Incumbency Certificate	34
		13.1.(h)	Other Documents	34
	13.2.	Documents to be Delivered by Buyer.		34
		13.2.(a)	Cash Purchase Price	34
		13.2.(b)	Note	34
		13.2.(c)	Assumption of Liabilities	34
		13.2.(d)	Compliance Certificate	34
		13.2.(e)	Certified Resolutions	35
		13.2.(f)	Incumbency Certificate	35
		13.2.(g)	Other Documents	35

14.	TERMINATION			35
	14.1.	Right of Termination Without Breach.		35
	14.2.	Termination for Breach.		35
		14.2.(a)	Termination by Buyer	35

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		14.2.(b)	Termination by Sellers	35
		14.2.(c)	Effect of Termination	36

15.	MISCELLANEOUS			36
	15.1.	Disclosure Schedule		36
	15.2.	Further Assurance		36
	15.3.	Disclosures and Announcements		36
	15.4.	Assignment; Parties in Interest		37
		15.4.(a)	Assignment	37
		15.4.(b)	Parties in Interest	37
	15.5.	Equitable Relief		37
	15.6.	Law Governing Agreement		37
	15.7.	Amendment and Modification		37
	15.8.	Notice		37
	15.9.	Expenses		39
		15.9.(a)	Expenses to be Paid by Sellers	39
		15.9.(b)	Other	39
		15.9.(c)	Costs of Litigation	39
	15.10.	Entire Agreement		39
	15.11.	Counterparts		39
	15.12.	Headings		39
	15.13.	Glossary of Terms		39

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Disclosure Schedule

Schedule 1.1.(a)	–	Leased Real Property
Schedule 1.1.(d)	–	Personal Property Leases
Schedule 1.1.(f)		Contracts
Schedule 1.2		Excluded Assets
Schedule 2.1.(b)	–	Assumed Contracts
Schedule 2.2.(a)		Excluded Contracts
Schedule 3.6	–	Purchase Price Allocation
Schedule 4.1.(c)	–	Foreign Corporation Qualification
Schedule 4.1(d)		Subsidiaries
Schedule 4.3	–	Violation, Conflict, Default
Schedule 4.4	–	Financial Statements
Schedule 4.5.(b)	–	Tax Returns (Exceptions to Representations)
Schedule 4.5.(c)	–	Tax Audits
Schedule 4.5.(d)	–	Consolidated Tax Returns
Schedule 4.5.(e)	–	Tax, Other
Schedule 4.6	–	Accounts Receivable (Aged Schedule)
Schedule 4.7	–	Inventory Off Premises
Schedule 4.8	–	Certain Changes
Schedule 4.9	–	Off-Balance Sheet Liabilities
Schedule 4.10	–	Litigation Matters
Schedule 4.11(a)	–	Non-Compliance with Laws
Schedule 4.11(b)	–	Licenses and Permits
Schedule 4.11(c)	–	Environmental Matters (Exceptions to Representations)
Schedule 4.12(a)(i)	–	Pre-Closing Liens
Schedule 4.12(a) (ii)	–	Post-Closing Liens
Schedule 4.13	–	Insurance
Schedule 4.14(d)		Sales Commitments
Schedule 4.14(e)		Contracts for Services
Schedule 4.14.(g)	–	Collective Bargaining Agreements
Schedule 4.14.(h)	–	Loan Agreements, etc.
Schedule 4.14.(i)	–	Guarantees
Schedule 4.14(l)	–	Material Contracts
Schedule 4.15	–	Labor Matters
Schedule 4.16(a)	–	Employee Plans/Agreements
Schedule 4.17	–	Employment Compensation
Schedule 4.18	–	Intellectual Property
Schedule 4.19(a)	–	Major Customers
Schedule 4.19(b)	–	Major Suppliers
Schedule 4.19(c)	–	Dealers and Distributors
Schedule 4.20	–	Product Warranty, Warranty Expense and Liability Claims
Schedule 4.21(a)	–	Contracts with Affiliates
Schedule 4.21(c)	–	Obligations of and to Affiliates
Schedule 4.23		Brokers or Finders

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Exhibits

Exhibit A	Members of Sellers
Exhibit B	Form of Subordinated Note
Exhibit C	Form of Employment and Noncompetition Agreement
Exhibit D	Opinion of counsel to Sellers and Members

- viii -

EXHIBIT A

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated July     , 2006, by and among Oakmont Acquisition Corp., a Delaware corporation or its assignee (“Buyer”), One Source Equipment Rentals, LLC, an Indiana LLC, One Source Equipment Rentals of Lafayette, LLC, an Indiana LLC, One Source Equipment Rentals of Dayton, LLC, an Ohio, LLC, One Source Equipment Rentals of Morton, LLC, an Illinois, LLC, One Source Equipment Rentals of Decatur, LLC, an Illinois LLC, One Source Equipment Rentals of Granite City, an Illinois LLC (each of the aforementioned entities individually refereed to herein as a “Seller” and collectively as the “Sellers”) and each of the Members of the Sellers listed on Exhibit A (individually a “Member” and together the “Members”)

RECITALS

A. Sellers are engaged in the sale, rental and leasing of industrial and general construction equipment, including sales of repair parts and certain supplies (the “Business”). Members own all of the issued and outstanding membership interests of the ultimate parent of the Sellers.

B. Sellers’ facilities consist of six locations utilized for servicing, repairing, storing and delivering the products utilized in connection with the Business (the “Facilities”).

C. Buyer desires to purchase from Sellers, Sellers desires to sell to Buyer, and the Members desire to cause Sellers to sell to Buyer the business and substantially all of the property and assets of each Seller.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1. PURCHASE AND SALE OF ASSETS

1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) each Seller shall, and Members shall cause each Seller to, sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer’s request, to one or more wholly-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of each Seller, together with all rights and privileges associated with such assets and with the business of each Seller, other than the Excluded Assets (as hereinafter defined) (collectively the “Purchased Assets”). The Purchased Assets shall include, but not be limited to, the following:

1.1.(a) Leased Real Property. All of the leases of real property with respect to real property leased by Sellers, including the leases (the “Real Property Leases”) described on Schedule 1.1.(a) with respect to the real property described thereon (the “Leased Real Property”).

1.1.(b) Personal Property. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture, trade fixtures and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held by Sellers in connection with the Business.

1.1.(c) Inventory. All inventories of raw materials, work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale by Sellers on the Closing Date, together with related packaging materials (collectively the “Inventory”).

1.1.(d) Personal Property Leases. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Sellers, including all such leases (the “Personal Property Leases”) described in Schedule 1.1.(d).

1.1.(e) Intellectual Property. All Sellers’ interest in any Intellectual Property. As used herein, the term “Intellectual Property” shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefore, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

1.1.(f) Contracts. Except as set forth in Section 2.3, all Sellers’ rights in, to and under all contracts, purchase orders and sales orders (hereinafter “Contracts”) of Sellers, including without limitation the Contracts described on Schedule 1.1.(f).

1.1.(g) Computer Software. All computer source codes, programs and other software owned by Sellers, including all machine readable code, printed listings of code, documentation and related property and information of Sellers.

1.1.(h) Literature. All sales literature, promotional literature, catalogs and similar or related materials of Sellers.

1.1.(i) Records and Files. All records and files of Sellers of every kind including, without limitation, invoices, customer and vendor lists (and other related information), blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Sellers.

1.1.(j) Notes and Accounts Receivable. All notes, drafts and accounts receivable of Sellers, except for those described in Section 1.2.(d) hereof.

1.1.(k) Licenses; Permits. All licenses, permits, approvals, certifications and listings of Sellers.

1.1.(l) Corporate Name. The name “One Source Equipment Rentals, LLC,” and all rights to use or allow others to use such name.

1.1.(m) Cash and Cash Equivalents. All cash and cash equivalents, including petty cash balances at Sellers’ various places of business.

1.1.(n) General Intangibles. All advance payments, prepaid items and expenses, all rights of offset and credits, all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to Sellers), all attorney-client privileges and rights related thereto and all other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, Sellers shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept any of the assets listed on Schedule 1.2 attached hereto (collectively the “Excluded Assets”).

2. ASSUMPTION OF LIABILITIES

2.1. Liabilities to be Assumed. As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge those and only those Liabilities specifically described on Schedule 2.1 attached hereto (collectively the “Assumed Liabilities”).

2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Sellers and all such Liabilities shall be and remain the responsibility of Sellers (the “Excluded Liabilities”). Specifically, and not by way of limiting the foregoing, Buyer is not assuming any Liability of Sellers arising out of or in any way relating to or resulting from any product assembled or sold prior to the Closing Date, or in any way relating to or resulting from leases to customers of the Business during any lease period prior to the Closing (including any Liability of Sellers for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise). Sellers or Members, as the case may be, shall pay, perform and discharge, as and when due, all of the Excluded Liabilities.

2.3. Nonassignable Contracts and Rights. To the extent that any Contract, right, property or other asset for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Each Member, each Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract, right, property or other asset) to obtain the consent of such other party to the assignment of any such Contract, right, property or other asset to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, each Member and each Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, right, property or other asset, including enforcement at the cost and for the account of Buyer of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Sellers, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract, right, property or other asset and any such Contract, right, property or other asset shall not be deemed to be a Purchased Asset hereunder.

3. PURCHASE PRICE - PAYMENT

3.1. Purchase Price. In addition to the assumption of the Assumed Liabilities, the purchase price (the “Purchase Price”) for the Purchased Assets shall be $17,200,000.

3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

3.2.(a) Assumption of Liabilities. At the Closing, Buyer shall deliver to Sellers such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities. Notwithstanding anything to the contrary herein, Buyer shall cause all personal guarantees of any Member of Sellers of any Assumed Liability to be released within a reasonable time after Closing. In the event that such personal guarantees are not released within a reasonable time after Closing, not to exceed a period of 15 days after Closing, Buyers shall fully discharge any Assumed Liabilities with respect to which such personal guarantees have not been released, effectively releasing such guarantees unilaterally.

3.2.(b) Cash to Sellers. At the Closing, Buyer shall deliver to Sellers the sum of (i) Sixteen Million Dollars ($16,000,000), plus (ii) the Note described in Section 3.2(c)., (iii) minus the amount by which the Net Working Capital reflected on the Estimated Closing Balance Sheet (as defined in Section 3.3(b) is less than zero (the “Cash Consideration”). In the event that the Net Working Capital is less than $0, such shortfall shall cause a dollar for dollar reduction in the amount of the Note (as defined below).

3.2.(c) Note to Sellers. At the Closing, Buyer shall deliver to Sellers a subordinated note in favor of Sellers in the amount of One Million Two Hundred Thousand Dollars ($1,200,000), subject to reduction pursuant to the last sentence of Section 3.2(b, in the form attached hereto as Exhibit B (the “Note”). The Note shall provide for interest at the rate of 7% per annum payable quarterly in arrears, with all outstanding principal and interest due in full on the third anniversary date of the Closing Date.

3.2.(d) Exchange. In lieu of receiving the Cash Consideration, each Seller, upon 30 days written notice to Buyer prior to the Closing, shall have the option to elect to receive Stock Consideration in lieu the Cash Consideration. For purposes hereof, “Stock

Consideration” shall mean the number of shares of common stock of Oakmont Acquisition Corp., $0.0001 par value per share issued pursuant to the Registration Statement (as defined below) (“Oakmont Common Stock”), equal to an amount determined by dividing the Cash Consideration by the closing price as quoted on the OTC Bulletin Board of Oakmont Common Stock on the close of business on the day prior to the Closing Date; provided, however, no fractional shares of Common Stock shall be issued pursuant hereto and, in lieu thereof, any said fractional shares shall be paid the cash equivalent value thereof. All shares of Oakmont Common Stock issued pursuant to this Agreement to “affiliates” of Sellers will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and all certificates representing such shares shall bear an appropriate restrictive legend.

3.2.(e) Adjustment of Final Cash Purchase Price. On the date of the final determination of the Final Closing Balance Sheet (such date being hereinafter referred to as the “Settlement Date”), the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is less than zero shall cause a dollar for dollar reduction in the amount of the principal balance of the Note.

3.2.(f) Method of Payment. All payments under this Section 3.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient.

3.3. Determination of Net Working Capital.

3.3.(a) Definition of Net Working Capital. The term “Net Working Capital” shall mean the current assets of Sellers (excluding Indebtedness), less the current liabilities of Sellers (including any negative cash or checks in float to the extent incurred or assumed by Buyer, but excluding the current portion of any Indebtedness from the purchases of equipment held by Sellers and available for rent or sale), each as determined in accordance with GAAP. For purposes of the calculation contemplated by this Section 3.3(a), GAAP shall be modified to exclude from the calculation of Net Working Capital the current portion of any Indebtedness from the purchases of equipment held by Sellers and available for rent or sale,

3.3.(b) Estimated Closing Balance Sheet. For purposes of determining the Net working capital and the Purchase Price payable by the Buyer at the Closing, not less than ten (10) business days prior to the Closing Date, Sellers shall, in consultation with the Buyer, prepare and deliver to Buyer a balance sheet of Sellers as of the close of business on the business day immediately prior to the Closing Date (hereinafter the “Effective Time”) which shall represent Sellers’ reasonable estimate of the Final Closing Balance Sheet and include a statement of Net working capital of Sellers. Such balance sheet shall be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the Recent Balance Sheet (as defined in Section 4.4 and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. In the event Buyer shall object to the statement of Net working capital or any of the information set forth on the balance sheet or accompanying schedules as presented by Sellers, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and Net working capital (the estimated balance sheet as finally determined by the parties pursuant to this subsection is herein referred to as the “Estimated Closing Balance Sheet”). In connection with the determination of the Estimated Closing Balance Sheet, Sellers shall provide to Buyer such information and detail as Buyer shall reasonably request.

3.3.(c) Final Closing Balance Sheet. The balance sheet of Sellers prepared as of the Effective Time shall be prepared as follows:

(i) Within 45 days after the Closing Date, Buyer shall deliver to Sellers a balance sheet of Sellers as of the Effective Time, prepared in accordance with GAAP, except for the modifications set forth in Section 3.3(a), from the books and records of Sellers, on a basis otherwise consistent with GAAP theretofore followed by Sellers in the preparation of the Recent Balance Sheet (as defined in Section 4.4 and fairly presenting the financial position of Sellers as of the Effective Time. The balance sheet shall be accompanied by detailed schedules of the assets and liabilities of Sellers (1) setting forth the amount of Net Working Capital (as defined above) reflected in the balance sheet.

(ii) Within 30 days following the delivery of the balance sheet referred to in (i) above, Sellers may object to the calculation of Net Working Capital or any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any adjustment to the Purchase Price pursuant to Section 3.2.(e) hereof. Any such objection shall be made in writing and shall state Sellers’ determination of the amount of the Net working capital.

(iii) In the event of a dispute or disagreement relating to the Net Working Capital which Buyer and Sellers are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm (the “Third Accounting Firm”) to be mutually selected by Sellers and Buyer. The Third Accounting Firm shall make a resolution of the balance sheet of Sellers as of the Effective Time and the calculation of Net working capital, which shall be final and binding for purposes of this Article 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission.

(iv) The fees and expenses for the services of the Third Accounting Firm shall be allocated between the Sellers on the one hand and the Buyer on the other hand in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted.

(v) As used in this Agreement, the term “Final Closing Balance Sheet” shall mean the balance sheet of Sellers as of the Effective Time as finally determined for purposes of this Article 3.

3.4. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Schedule 3.4. Sellers and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (“IRS”) under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations there under, Buyer and Sellers will disclose such reports to the other prior to filing with the IRS.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS AND MEMBERS

Sellers and Members, jointly and severally, make the following representations and warranties to Buyer, each of which shall remain true and correct to and including the Closing Date, and to the best Knowledge of Sellers, is true and correct on the date hereof, and shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedules delivered to Buyer at the time of the execution of this Agreement as such may be amended prior to Closing, and shall survive the Closing of the transactions provided for herein. As used herein, “Knowledge of Seller,” “Sellers’ Knowledge” or correlative terms mean, as to a particular matter, the actual knowledge, after due inquiry, of the following persons: William A. Irvine and Steve Micheletti.

4.1. Corporate.

4.1.(a) Organization. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation.

4.1.(b) Corporate Power. Each Seller has all requisite power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.1.(c) Qualification. To the best of Sellers’ Knowledge, each Seller is duly licensed or qualified to do business as a foreign company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which each Seller is licensed or qualified to do business are listed in Schedule 4.1.(c).

4.1.(d) No Subsidiaries. Except as set forth on Schedule 4.1(d), no Seller owns any interest in any corporation, partnership or other entity.

4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by each Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary parties. No other or further act or proceeding on the part of any Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by a Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by each Seller pursuant hereto will constitute, valid binding agreements of such Seller, enforceable in accordance with their respective terms.

4.3. No Violation. To the best of Sellers’ Knowledge, and except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Sellers pursuant hereto, nor the consummation by Sellers of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities and “blue sky” laws (“Blue Sky Laws”), and the rules and regulations there under, or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.12.(a)) upon any of the assets of Sellers under, any term or provision of the Articles of Organization or Operating Agreement of any Seller or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which such Seller is a party or by which any Seller or any of its assets or properties may be bound or affected.

4.4. Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements of Sellers consisting of (i) balance sheets of Sellers as of December 31, 2003, 2004, and 2005, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Parker and Meltzer, CPAs, independent auditors for Sellers for such years, and (ii) an unaudited balance sheet of Sellers as of June 30, 2006 (the “Recent Balance Sheet”), and the related unaudited statements of income for the six (6) months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Sellers, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Sellers as of the dates and for the years and periods indicated. The Estimated Closing Balance Sheet and the Final Closing Balance Sheet shall be in accordance with the specifications set forth in Article 3; the Final Closing Balance Sheet shall be true, complete and accurate.

4.5. Tax Matters.

4.5.(a) Provision For Taxes. The provision made for taxes on the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Sellers have not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Sellers.

4.5.(b) Tax Returns Filed. Except as set forth on Schedule 4.5(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Sellers have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Sellers have duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Sellers.

4.5.(c) Tax Audits. The federal and state income tax returns of Sellers have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 4.5.(c), and no Seller has received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Sellers. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

4.5.(d) Consolidated Group. No Seller has ever been a member of an affiliated group of companies that was required to file a consolidated tax return.

4.5.(e) Other. Except as set forth in Schedule 4.5.(e), Sellers have not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

4.6. Accounts Receivable. All accounts receivable of Sellers reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 4.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of Sellers reflected on the Final Closing Balance Sheet will represent arm’s length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the Final Closing Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings and will be subject to no counterclaim or set-off.

4.7. Inventory. All inventory of Sellers reflected on the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with GAAP at the lower of cost (on a LIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 4.7, all inventory of Sellers is located on premises owned or leased by Sellers as reflected in this Agreement.

4.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.8, since December 31, 2005 there has not been:

4.8.(a) No Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of Sellers;

4.8.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Sellers’ business or properties;

4.8.(c) No Increase in Compensation. Other than as specified in any collective bargaining agreement as which a Seller is a party, any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of a Seller (including, without limitation, except as and to the extent set forth in Schedule 4.8(c), any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

4.8.(d) No Labor Disputes. To the Sellers’ Knowledge, any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Sellers;

4.8.(e) No Commitments. Any commitment or transaction by Sellers (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

4.8.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Sellers’ Membership interest; any redemption, purchase or other acquisition by Sellers of any Membership interest of a Seller, or any security relating thereto; or any other payment to any member of a Seller;

4.8.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Sellers, except for the sale of inventory or rental equipment items in the ordinary course of business;

4.8.(h) No Indebtedness. Except as and to the extent set forth in Schedule 4.8(h), any indebtedness for borrowed money incurred, assumed or guaranteed by Sellers;

4.8.(i) No Liens. Except as and to the extent set forth in Schedule 4.8(i), any Lien made on any of the properties or assets of Sellers;

4.8.(j) No Amendment of Contracts. Any entering into, amendment or termination by Sellers of any contract, or any waiver of material rights there under, other than in the ordinary course of business;

4.8.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of any Seller, or any Member or Affiliate;

4.8.(l) Credit. To the Sellers’ Knowledge, any grant of credit to any customer or distributor on terms or in amounts materially more favorable than those which have been extended to such customer or distributor in the past, any other material change in the terms of any credit heretofore extended, or any other material change of any Seller’s policies or practices with respect to the granting of credit; or

4.8.(m) No Unusual Events. To the Sellers’ Knowledge, any other event or condition not in the ordinary course of business of the Sellers.

4.8(o) Permitted Schedule 4.8 items. Pursuant to Section 3.2(b) above, Sellers are to deliver Net Working Capital at least equal to zero. Notwithstanding anything to the contrary in this Agreement, including the representations and warranties contained in this Section 4.8 and elsewhere, the parties acknowledge and agree that Sellers are permitted to utilize working capital as they see fit prior to and up through the Closing (including payment of Illinois use tax, and professional fees related to this transaction) that will have an effect of reducing Net Working Capital to zero, including without limitation, payment of the Sellers and/or Members share of the costs described in Section 15.9(a), estimated sales and/or use taxes for prior periods, distributions to Members and other expenditures that may otherwise violate one or more of the representations, warranties and covenants contained in this Agreement. Such items shall be listed on Schedule 4.8, which schedule may be modified by Sellers in their sole discretion up to and through Closing.

4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 4.9, Sellers do not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Sellers. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.9, neither Sellers nor any Member has knowledge of any basis for the assertion against Sellers of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Sellers’ business and consistent with past practice.

4.10. No Litigation. To the Sellers’ Knowledge, except as set forth in Schedule 4.10 there is no Litigation pending or threatened against Sellers, its directors (in such capacity), its business or any of its assets, nor do Sellers or any Member know, or have grounds to know, of any basis for any Litigation. Schedule 4.10 also identifies all Litigation to which Sellers has been a party since December 31, 2001. Except as set forth in Schedule 4.10, no Seller nor any of such Seller’s business or assets is subject to any Order.

4.11. Compliance With Laws and Orders.

4.11.(a) Compliance. Except as set forth in Schedule 4.11.(a), to the Sellers’ Knowledge, Sellers (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 4.11.(a), to the Sellers’ Knowledge, Sellers have not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Sellers with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing, to the Sellers’ Knowledge:

(i) The operation of Sellers’ business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

(ii) Each Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

(iii) Sellers have delivered to Buyer copies of all reports of Sellers for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

4.11.(b) Licenses and Permits. To the Sellers’ Knowledge, each Seller has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.11.(b),are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.11.(b), to the Sellers’ Knowledge each Seller (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

4.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the

Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. Without limiting the generality of the foregoing provisions of this Section 4.11, to the Sellers’ Knowledge each Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved there under. Except as set forth in Schedule 4.11.(c), to the Sellers’ Knowledge there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Sellers relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved there under. Except as set forth in Schedule 4.11.(c), to the best of each Seller’s and the Members’ knowledge, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved there under, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

4.12. Title to and Condition of Properties.

4.12.(a) Marketable Title. Sellers have good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Schedule 4.12.(a)(i); and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized (“Permitted Real Property Liens”). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Sellers have complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.12.(a)(i) (which Buyer is willing to assume) and Permitted Real Property Liens.

4.12.(b) Condition. To the Sellers’ Knowledge, all tangible assets (real and personal) constituting Purchased Assets hereunder that are reflected on Schedule 4.4 are in good operating condition and repair, free from any defects (except ordinary wear and tear and such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Sellers), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Sellers as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Sellers are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

4.12.(c) Real Property. Schedule 1.1.(a) sets forth all real property used or occupied by Sellers (the “Real Property”), including a description of all land. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and, to the Sellers’ Knowledge, there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress.

4.12.(d) No Condemnation or Expropriation. To the Sellers’ Knowledge, neither the whole nor any portion of the property or any other assets of Sellers is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefore, nor to the best of each Seller’s and Members’ Knowledge has any such condemnation, expropriation or taking been proposed.

4.13. Insurance. Set forth in Schedule 4.13 is a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Purchased Assets or the Business and of all life insurance policies maintained for any officers or employees of the Business, specifying the type of coverage, the amount of coverage, the premium, the deductible, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”), and all claims made under such Insurance Policies since January 1, 2003. True, correct and complete copies of all of the Insurance Policies have been delivered by Sellers to Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for businesses similar to the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on Schedule 4.13, Sellers have not received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any annual or other premiums, deductibles or retained amounts there under, and to the best knowledge of Sellers, no such cancellation, amendment or increase of premiums, deductibles or retained amounts is threatened.

4.14. Contracts and Commitments.

4.14.(a) Real Property Leases. Except as set forth in Schedule 1.1.(a), Sellers have no leases of real property.

4.14.(b) Personal Property Leases. Except as set forth in Schedule 1.1.(d), Sellers have no leases of personal property.

4.14.(c) Purchase Commitments. Except as set forth in Schedule 4.14.(c), Sellers have no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of 6 months normal usage, or which are at an excessive price.

4.14.(d) Sales Commitments. Except as set forth in Schedule 4.14(d), Sellers have no sales contracts or commitments to customers except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to Sellers that is not reflected on Schedule 4.4.

4.14.(e) Contracts for Services. Except as set forth in Schedule 4.14(e), Sellers have no agreement, understanding, contract or commitment (written or oral) with any Member, officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Sellers on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

4.14.(f) Powers of Attorney. No Seller has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

4.14.(g) Collective Bargaining Agreements. Except as set forth in Schedule 4.14.(g), Sellers are not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

4.14.(h) Loan Agreements. Except as set forth in Schedule 4.14.(h), Sellers are not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

4.14.(i) Guarantees. Except as set forth in Schedule 4.14.(i), no Seller has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person other than another Seller or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person other than another Seller.

4.14.(j) Contracts Subject to Renegotiation. Sellers are not a party to any contract with any governmental body which is subject to renegotiation.

4.14.(k) Other Material Contracts. Sellers have no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $50,000, or which is otherwise individually material to the operations of Sellers, except as explicitly described in Schedule 4.14.(l).

4.14.(l) No Default. To the Sellers’ Knowledge, no Seller is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default there under or cause the acceleration of any of Sellers’ obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Sellers. To the Sellers’ Knowledge, no third party is in default under any lease, contract or commitment to which Sellers are a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default there under or give rise to an automatic termination, or the right of discretionary termination, thereof.

4.15. Labor Matters. Except as set forth in Schedule 4.15, no Seller has experienced any labor disputes or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in Schedule 4.15, (a) Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Sellers pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Sellers nor any secondary boycott with respect to products of Sellers; (d) no question concerning representation has been raised or is threatened respecting the employees of Sellers; (e) no grievance which might have a material adverse effect on Sellers, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefore exists; and (f) there are no administrative charges or court complaints against Sellers concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

4.16. Employee Benefit Plans.

4.16.(a) Disclosure. Schedule 4.16.(a) contains a complete list of all (i) incentive, bonus, commission, or deferred compensation or severance or termination pay plans, agreements or arrangements for the benefit of employees employed in the Business, (ii) pension, profit-sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement and all other employee benefit plans, agreements or arrangements, including but not limited to any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for the benefit of employees employed in the Business or (iii) fringe benefit plans, agreements and arrangements for the benefit of employees employed in the Business (the items referred to in (i), (ii) and (iii) above are hereinafter referred to collectively as the “Plans”).

4.16.(b) Operation. Each of the Plans set forth on Schedule 4.16(a) that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), or an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), has been operated in compliance with its written terms and the applicable provisions of ERISA and the Code. To the extent applicable, Sellers has heretofore delivered or made available to Buyer complete copies of (i) each Plan, including all amendments thereto, and its related trust agreement, if any, and summary plan description, if any, and (ii) each collective bargaining agreement relating to each Plan.

4.16.(c) Changes. Except as set forth on Schedule 4.16(a), to the knowledge of Sellers there are no agreed upon future increases of benefit levels for employees employed in the Business, and no increases in benefits have been committed to by Sellers for the benefit of employees employed in the Business. With respect to each Plan, full payment has been made of all amounts that Sellers are required to have paid as contributions to such Plan under its terms or under the terms of any applicable collective bargaining agreement or ERISA.

4.16.(d) Claims. There are no pending or, to the knowledge of Sellers, threatened claims against any of the Plans or related trusts other than routine claims by participants and beneficiaries for benefits due and owing under such Plans.

4.17. Employment Compensation. Schedule 4.17 contains a true and correct list of all employees to whom each Seller is paying compensation, including bonuses and incentives, at an annual rate in excess of $50,000 for services rendered or otherwise.

4.18. Intellectual Property. Schedule 4.18 lists all Intellectual Property of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.1.(f) in which Sellers now have any interest, specifying whether such Intellectual Property are owned, controlled, used or held (under license or otherwise) by Sellers, and also indicating which of such Intellectual Property are registered; provided that Schedule 4.18 does not list software licensed to Sellers that is available in consumer retail stores or subject to “shrink-wrap” license agreements. All Intellectual Property shown as registered in Schedule 4.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Sellers, as such is currently being conducted or proposed to be conducted, Sellers do not require any Intellectual Property that it does not already have. Sellers are not infringing and has not infringed any Intellectual Property of another in the operation of the business of Sellers, nor is any other person infringing the Intellectual Property of Sellers. No Seller has granted any license or made any assignment of any Trade Right listed on Schedule 4.18, and no other person has any right to use any Trade Right owned or held by Sellers. There is no Litigation pending or threatened to challenge any Seller’s right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of Sellers. All Intellectual Property of Sellers are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Sellers.

4.19. Major Customers and Suppliers.

4.19.(a) Major Customers. Schedule 4.19(a) contains a list of the ten (10) largest customers, including distributors, of each Seller for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Neither any Seller nor any Member has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.19(a) will not continue to be customers of the business of Sellers after the Closing at substantially the same level of purchases as heretofore.

4.19.(b) Major Suppliers. Schedule 4.19.(b) contains a list of the ten (10) largest suppliers to each Seller for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither any Seller nor any Member has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 4.19.(b) will not continue to be suppliers to the business of Sellers after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

4.19.(c) Dealers and Distributors. Schedule 4.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of each Seller, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

4.20. Product Warranty and Product Liability. Except as set forth in Schedule 4.20, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 4.20 sets forth the estimated aggregate annual cost to Sellers of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 4.20 contains a description of all product liability claims and similar Litigation relating to Products leased or sold, or services rendered, which are presently pending or which to any Seller or any Member’s knowledge are threatened, or which have been asserted or commenced against Sellers within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $50,000 (whether or not covered by insurance). As used in this Section 4.20, the term “Products” means any and all products currently or at any time previously leased, distributed or sold by Sellers, or by any predecessor of Sellers under any brand name or mark under which products are or have been leased, distributed or sold by Sellers.

4.21. Affiliates’ Relationships to Sellers. [Intentionally left Blank].

4.22. Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the Business of Sellers as presently conducted.

4.23. No Brokers or Finders. Except as set forth on Schedule 4.23, neither Sellers nor any of its directors, officers, employees, Members or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

4.24. Disclosure. No representation or warranty by Sellers and/or the Members in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Sellers or Members pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Sellers and/or Members shall be deemed representations and warranties by Sellers and the Members. Without limiting the foregoing, Sellers represents and warrants that the information relating to Sellers supplied by Sellers for inclusion in any report, registration statement or definitive proxy statement to be filed by Buyer with the Securities and Exchange Commission (the “SEC”) will not, as of the date provided to Buyer, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Sellers, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Sellers or any notice to Sellers, and shall survive the Closing of the transactions provided for herein.

5.1. Corporate.

5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and the shareholders of Buyer. No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

5.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. Without limiting the foregoing, Buyer represents and warrants that the information relating to Buyer in each report, registration statement and definitive proxy statement filed by Buyer with the SEC will not, as of the effective date of such report, registration statement or definitive proxy statement (or any amendment or supplement thereto on the date of such filing and as so amended or superseded), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading.

6. EMPLOYEES - EMPLOYEE BENEFITS

6.1. Affected Employees. “Affected Employees” shall mean employees of Sellers who are employed by Buyer immediately after the Closing.

6.2. Retained Responsibilities. Sellers agree to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers’ compensation, life insurance, medical and disability programs), under Sellers’ employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of Sellers, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers’ compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

6.3. Payroll Tax. Sellers agree to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Effective Time. Sellers also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Effective Time. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Effective Time for Affected Employees.

6.4. Termination Benefits. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after Closing. If any action on the part of Sellers prior to the Closing, or if the sale to Buyer of the business and assets of Sellers pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Sellers, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local “plant-closing” or similar law, such Liability shall be the sole responsibility of Sellers, and Sellers and Members shall, jointly and severally, indemnify and hold harmless Buyer against such Liability.

6.5. Employee Benefit Plans.

6.5.(a) Defined Contribution Plans. Following the Closing, Sellers shall vest and make non-forfeitable as of the Closing Date the interest of each Affected Employee in each such defined contribution plan.

6.5.(b) Defined Benefit Plans. Following the Closing, Sellers shall vest and make non-forfeitable the accrued benefit of each Affected Employee. For purposes of this Section, the accrued benefit of each Affected Employee will, for purposes of benefits earned, be determined at the Closing Date and for all other purposes, including subsidies payable on early retirement and death of an Affected Employee prior to commencement of benefits, based on the combined pre- and post-Closing Date service rendered to Sellers and Buyer and the age at termination from the service of Buyer and shall be computed on a basis no less favorable than that provided by the defined benefit plan of Sellers covering each Affected Employee as it existed on the Closing Date.

6.5.(c) Delivery of Records. Sellers shall deliver to Buyer not less than 10 days prior to the Closing Date, with respect to each Employee Plan/Agreement, information adequate to determine the liability there under, whether or not contingent, to any Affected Employee or other employee or former employee who is or was employed by Sellers and with respect to whom Buyer may have any liability, and any beneficiary or dependent of any such Affected Employee, employee or former employee, together with data, records and other documentation adequate to determine the existence and amount of such liability. Delivery of such data, records and other documentation shall be made in machine readable form, if existing, and shall be made by Sellers or any other person at the time providing or who has provided services with respect to the Employee Plan/Agreement. Sellers or persons designated by Sellers prior to the Closing Date will have reasonable access after the Closing Date to such items.

6.5.(d) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Sellers’ employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

7. COVENANTS

7.1. Employment and Noncompetition Agreement. At the Closing, Sellers shall cause to be delivered to Buyer Employment and Noncompetition Agreements, substantially in the form of Exhibit C hereto, duly executed by William Irvine, Steven Micheletti (Irvine and Michelleti are hereby referred to as the “Principal Members”), and Bruce Bonesteel, Paul Lacure, J. Christopher Moser, Jeffrey Bates, Neal Douglas, Douglas Gietl, Kenneth Rogers (collectively referred to as the “Additional Members”).

7.2. Employees. At the Closing, Sellers shall cause substantially all of the employees of the Sellers as of the date of Closing to become employees of the Buyer (the “Employees”).

7.3. Noncompetition. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Sellers being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 7.1 hereof, each Principal Member and Additional Member hereby covenant and agree that for a period of two (2) years for each Principal Member, and for a period of one (1) year for each Additional Member, from the later of the Closing Date or the date upon which they are no longer employed by Buyer, they will not, directly or indirectly:

(i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor;

(iii) hire, offer to hire, or solicit for employment any person who, at any time during such one (1) year period, has been an employee of Buyer engaged in the Business, without the prior consent of Buyer, until such person has been separated from employment by the Buyer for at least 180 days; or

(iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business, Purchased Assets or Assumed Liabilities;

provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business or the Purchased Assets being acquired by Buyer hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

7.4. Confidential Information. No Seller nor any Member shall at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media (“records”) containing, any confidential information concerning the Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to the Buyer hereunder. For purposes hereof, “confidential information” shall mean and include, without limitation, all Intellectual Property in which Sellers have an interest, all customer and vendor lists and related information, all information concerning Sellers’ processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Sellers. The foregoing provisions shall not apply to any information which is an “Excluded Asset” as defined in Section 1.2, or which relates solely to one or more Excluded Assets. If at any time after Closing any Seller or any Member should discover that it is in possession of any records containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Each Seller and each Member severally agree that they will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery. Sellers hereby consent to Buyer’s consultation with legal, accounting and other professional advisors to Sellers concerning advice rendered to Sellers prior to the Closing regarding the Business, the Purchased Assets or the Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

7.5. Product Liability Matters. At or prior to the Closing, Sellers at its expense shall cause Buyer to be named as an additional insured under each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products leased or sold by Sellers prior to the Closing Date. At the Closing, Sellers shall deliver to Buyer one or more certificates of insurance evidencing that the insurance to be obtained by it pursuant to this Section is in effect and providing for notification to Buyer at least ten (10) days prior to the effective date of any termination or cancellation of such insurance.

8. FURTHER COVENANTS OF SELLERS AND MEMBERS

Sellers and Members covenant and agree as follows:

8.1. Access to Information and Records.

During the period prior to the Closing:

8.1.(a) Information. Sellers shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning Sellers as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to Sellers that Sellers or its officers, employees, agents, independent accountants or advisors shall have in their custody.

8.1.(b) Access. With the prior consent of Sellers in each instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with Sellers for the purpose of performing Buyer’s due diligence investigation.

8.2. Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as otherwise approved in writing by the Buyer or disclosed on Schedule 4.8:

8.2.(a) No Changes. Sellers will carry on its business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

8.2.(b) Maintain Organization. Sellers will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Sellers and will use its best efforts to preserve the business organization of Sellers intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Sellers.

8.2.(c) No Breach. Sellers and Members will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any material breach of any representation, warranty, covenant or agreement made by Sellers and/or the Members herein, or which would have required disclosure on Schedule 4.8 had it occurred after December 31, 2005 and prior to the date of this Agreement.

8.2.(d) No Material Contracts. Except as set forth on Schedule 8.2.(d), no contract or commitment will be entered into, and no purchase of materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Sellers, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to Sellers (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

8.2.(e) No Corporate Changes. Sellers shall not amend its Articles of Organization or Operating Agreement or make any changes in authorized or issued membership interests.

8.2.(f) Maintenance of Insurance. Sellers shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

8.2.(g) Maintenance of Property. Sellers shall use, operate, maintain and repair all property of Sellers in a normal business manner.

8.2.(h) Interim Financials. Sellers will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

8.2.(i) No Negotiations. No Seller nor any Member will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Sellers, Sellers’ assets or business or any part thereof or any equity securities of Sellers (an “acquisition proposal”), and Sellers and Members shall immediately advise Buyer of the receipt of any acquisition proposal.

8.3. Consents. Sellers and Members will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

8.4. Other Action. Sellers and Members shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

8.5. Disclosure. Sellers and Members shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9. ADDITIONAL AGREEMENTS

9.1 Registration Statement and Prospectus/Proxy Statement; Special Meeting.

9.1.(a) Registration Statement. As soon as is reasonably practicable after receipt by Buyer from Sellers of all financial and other information relating to Sellers as Buyer may reasonably request for its preparation, Buyer shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from shareholders of Buyer to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, (collectively, (“Buyer Shareholder Approval”). Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of soliciting such proxies from shareholders of Buyer and also for the purpose of issuing the Oakmont Common Stock to Sellers, if elected by Sellers, as part of the Stock Consideration (the “Prospectus/Proxy Statement”). Sellers shall furnish to Buyer all information concerning Sellers as Buyer may reasonably request. Sellers and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Buyer, with the assistance of Sellers, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be declared effective as promptly as practicable. Buyer shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Buyer shall use its reasonable best efforts to cause the shares of Oakmont Common Stock to be issued to Sellers hereunder to be registered or qualified under Blue Sky Laws of each of the states and territories of the United States in which Buyer determines necessary, and to take any other such actions which may be necessary to enable the Oakmont Common Stock to be issued in each such jurisdiction.

9.1.(b) Cooperation. Sellers shall cause their officers, executives, directors, employees and personnel to support the marketing of any securities by Buyer (including, without limitation, the participation by such individuals in “road shows”) to the extent requested by Buyer.

9.1.(c) Prospectus/Proxy Statement. As soon as practicable following the declaration of effectiveness of the Registration Statement, Buyer shall distribute the Prospectus/Proxy Statement to the shareholders of Buyer and, pursuant thereto, shall call a special meeting of its shareholders (the “Special Meeting”) in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the shareholders of Buyer for approval or adoption at the Special Meeting.

9.1.(d) Compliance. Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies there under, and the calling and holding of the Special Meeting. Without limiting the foregoing, Sellers shall ensure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to the shareholders of Buyer, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Buyer shall not be responsible for the accuracy or completeness of any information relating to Sellers or any other information furnished by Sellers for inclusion in the Prospectus/Proxy Statement).

9.1.(e) Approval. Buyer, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of its Board of Directors that shareholders of Buyer vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, and shall otherwise use reasonable best efforts to obtain the Buyer Shareholder Approval.

9.2. Form 8-K. At least five (5) days prior to Closing, Buyer shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Sellers and its accountant, and such other information that may be required to be disclosed with respect to the transactions contemplated hereby or in any report or form to be filed with the SEC (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to Sellers and in a format acceptable for EDGAR filing. Prior to Closing, Buyer and Sellers shall prepare the press release announcing the consummation of the transactions contemplated hereunder (“Press Release”). Simultaneously with the Closing, Buyer shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

9.3. Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, Sellers and Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, shareholders and Members and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other statement, filing, notice or application made by or on behalf of Sellers and Buyer to any third party and/or any Government Entity in connection with the transactions contemplated hereby.

9.4. Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Buyer (in the case of Sellers and the Members) or Sellers (in the case of Buyer), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Neither party will unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that Buyer will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and that any language included in such Current Report shall be deemed to have been approved by Sellers.

9.5. No Securities Transactions. No Seller nor any Member or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Sellers shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

10. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Sellers and Members in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Sellers pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

10.2. Compliance With Agreement. Sellers and Members shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.1.

10.3. Absence of Litigation. No Litigation shall have been commenced or threatened against Buyer, Sellers or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, which, in the reasonable judgment of counsel to either Sellers or Buyer, could have a material adverse effect on Sellers’ or Buyer’s business, financial condition, prospects, assets or operations, or prevent consummation of the transactions contemplated hereby.

10.4. Consents and Approvals. All approvals, consents and waivers of governmental bodies, lenders, lessors and other third parties that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Buyer’s obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of Sellers’ sales or expenditures. After the Closing, Sellers and Members will continue to use their best effects to obtain any such consents or approvals, and no Seller nor any Member shall hereby be relieved of any liability hereunder for failure to perform any of their respective covenants or for the inaccuracy of any representation or warranty.

10.5. Estoppel Certificates. Sellers shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under each lease of real property which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Sellers under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

10.6. Corporate Approval. The Board of Directors of Buyer shall have duly approved this Agreement and all transactions contemplated hereby, and Buyer shall obtain the Buyer Shareholder Approval from its shareholders.

10.7. Due Diligence. Buyer shall have completed its due diligence investigation of Sellers to Buyer’s complete satisfaction.

10.8. Audit. Buyer’s Accountants shall have completed an audit of the financial statements of Sellers consisting of (i) balance sheets of Sellers as of December 31, 2003, 2004, and 2005, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto).

10.9. Absence of Changes. No material adverse change in the Business, financial condition, prospects, assets or operation of Sellers shall have occurred from the date of the Recent Balance Sheet until the Closing.

10.10. Employees. Substantially all of the Employees shall have accepted employment with the Buyer.

10.11. Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

11. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

Each and every obligation of Sellers and Members to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

11.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

11.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer’s agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.2.

11.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Sellers or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of Sellers shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation Sellers will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

12. INDEMNIFICATION

12.1. By Sellers and Members. Subject to the limitations, terms and conditions of this Article 12, each Seller and each Member, jointly and severally, hereby agree to compensate, indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Affiliates”), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from:

(i) the inaccuracy, misrepresentation or breach of any representation or warranty of any Seller or any Member contained in or made pursuant to this Agreement;

(ii) the breach of any covenant of any Seller or any Member contained in this Agreement;

(iii) the breach of any agreement of any Seller or any Member contained or referenced in this Agreement;

(iv) any Claim brought by or on behalf of any broker or finder retained, employed or used by any Seller or any of its directors, officers, employees, Members or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein;

(v) any Claim arising as a result of any undisclosed liabilities of the Business or Sellers; or

(vi) any Claim of or against Sellers, the Purchased Assets or the Business not specifically assumed by Buyer pursuant hereto;

provided, however, that not withstanding anything to the contrary in this Agreement, each Member’s aggregate liability pursuant to this Agreement shall be limited to his, her or proceeds received from the transactions contemplated hereunder, net of all federal, state or local income taxes paid with respect to the transactions contemplated hereby.

As used in this Article 12, the term “Claim” shall include (i) all Liabilities; (ii) all losses, deficiencies, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

12.2. By Buyer. Subject to the limitations, terms and conditions of this Article 12, Buyer hereby agrees to indemnify, defend and hold harmless Sellers, its directors, officers, employees and controlling persons, and each Member from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed “material”); or (c) all Claims of or against Sellers specifically assumed by Buyer pursuant hereto.

12.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

12.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 12, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

12.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

12.3.(c) Indemnified Party’s Rights. Anything in this Article 12 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

12.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 12, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 12 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the prime lending rate then being published by money center banks. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

12.5. Indemnification for Environmental Matters.

12.5.(a) Indemnification. Without limiting the generality of the foregoing, each Seller and each Member, jointly and severally (hereinafter collectively referred to in this

Section 12.5 jointly and severally as “Sellers”), agree to indemnify, reimburse, hold harmless and defend Buyer for, from, and against all Claims asserted against, imposed on, or incurred by Buyer, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) is related in any way to Sellers’ operation or occupancy of the business, properties and assets being transferred to Buyer, and (B) occurred, existed, or arose out of conditions or circumstances that existed or were caused on or before the Closing Date and during the term of the relevant Real Property Leases.

12.5.(b) Transfers of Permits. Sellers agree to indemnify, reimburse, defend, and hold harmless Buyer from, for and against all demands, claims, actions or causes of action arising from or in connection with the operation of the Purchased Assets by Buyer in the absence of a permit required by law, subsequent to the Closing Date and prior to transfer to the Buyer of any permits currently applicable to the Purchased Assets.

12.6. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

12.6.(a) Time Limitation. No claim or action shall be brought under this Article 12 for breach of a representation or warranty after the lapse of thirty (30) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made in or pursuant to Sections 4.12(a), 4.23 and 4.24, and Sellers and Members hereby waive all applicable statutory limitation periods with respect thereto.

(ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

(iii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

12.6.(b) Basket. Except with respect to claims for breaches of representations or warranties contained in Sections 4.2, 4.11, 4.12(a), 4.24, or 5.3 (as to which the limitation in this Section 12.6(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under this Article for breach of a representation or warranty unless the aggregate of the Indemnifying Party’s indemnification obligations to the Indemnified Party pursuant to this Article 12 (but for this Section 12.6.(b)) exceeds $170,000; but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations, warranties and/or covenants.

12.6.(c) General. The limitations set forth in this Section 12.6 do not in any way limit the obligation of any party to indemnify the other party from and against any Claim arising from any breach of a covenant made herein, even if such breach also constitutes a breach of a representation or warranty. Without limiting the generality of the foregoing, the obligations of Sellers and the Members to indemnify the Buyer Indemnified Parties from and against any Liability of Sellers that is not an Assumed Liability shall be unaffected by the limitations set forth in this Section 12.6.

12.7. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.”

13. CLOSING

The closing of this transaction (the “Closing”) shall take place at the Detroit offices of Foley & Lardner LLP at 12:00 P.M. on the later of September 30, 2006, or three (3) days following approval by Buyer’s Shareholders, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the “Closing Date”.

13.1. Documents to be Delivered by Sellers and Members. At the Closing, Sellers and Members shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

13.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

13.1.(b) Compliance Certificate. A certificate signed by the Managing Members of each Seller that each of the representations and warranties made by such Seller and Members in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Sellers and Members have performed and complied with all of Sellers’ and Members’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

13.1.(c) Opinion of Counsel. A written opinion of John J. Pembroke & Associates, LLC, counsel to Sellers and Members, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit D hereto.

13.1.(d) Employment and Noncompetition Agreements. The Employment and Noncompetition Agreements referred to in Section 7.3, duly executed by the persons referred to in such Section.

13.1.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors and the Members of Sellers authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

13.1.(f) Articles; Operating Agreement. A copy of the Operating Agreement of each Seller certified by the manager or secretary of such Seller, and a copy of the Articles of Organization of such Seller certified by the Secretary of State of the state of incorporation of such Seller.

13.1.(g) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

13.1.(h) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

13.2. Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Sellers the following documents, in each case duly executed or otherwise in proper form:

13.2.(a) Cash Purchase Price. To Sellers by wire transfer as required by Section 3.2.(c) hereof.

13.2.(b) Note. To Sellers an executed Note in favor of Sellers as required by Section 3.2(d) hereof.

13.2.(c) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Sellers and its counsel to evidence the assumption of Sellers Liabilities as provided for in Article 2.

13.2.(d) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Sellers), and that Buyer has performed and complied with all of Buyer’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

13.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

13.2.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Sellers by Buyer pursuant to the terms hereof.

13.2.(g) Other Documents. All other documents, instruments or writings required to be delivered to Sellers at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Sellers may reasonably request.

14. TERMINATION

14.1. Right of Termination Without Breach.

This Agreement may be terminated without further liability of any party at any time prior to the Closing:

(i) by mutual written agreement of Buyer and Sellers,

(ii) by Buyer if the shareholders of Buyer fail to approve this Agreement or the transactions contemplated hereby; or

(iii) by either Buyer or Sellers if the Closing shall not have occurred on or before August 15, 2006, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

14.2. Termination for Breach.

14.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Sellers of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Sellers shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Buyer may, by written notice to Sellers at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2.(c) hereof.

14.2.(b) Termination by Sellers. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Sellers, or (ii) there has been a failure of satisfaction of a condition to the obligations of Sellers which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Sellers may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2.(c) hereof.

14.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 14.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made (“indemnified party”) from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties’ obligations under Section 15.9 of this Agreement shall survive termination.

15. MISCELLANEOUS

15.1. Disclosure Schedule. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall be deemed to have been disclosed with respect to any other article or section of this Agreement, but not for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

15.2. Further Assurance. From time to time, at Buyer’s request and without further consideration, Sellers and Members will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Sellers and the Members and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

15.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Sellers or Buyer shall be subject to the approval of the other in all essential respects, except that Sellers’ approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the OTC Bulletin Board or Buyer’s shareholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or otherwise required by law.

15.4. Assignment; Parties in Interest.

15.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, the Buyer shall be permitted to assign, in whole or in part, its right to purchase the Purchased Assets, or to transfer this Agreement to one or more affiliates of, or one or more entities controlled by, the Buyer.

15.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

15.5. Equitable Relief. Each Seller and each Member agree that any breach of Sellers’ obligation to consummate the sale of the Purchased Assets on the Closing Date, any breach of any noncompetition obligation imposed by Section 7.6 hereof or by any agreement delivered to Buyer pursuant to Section 7.5 hereof, or any breach by any Seller or any Member of its or their obligations imposed by Section 7.7 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 15.5 shall not be construed to limit Buyer’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

15.6. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Michigan, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Oakland County, Michigan, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 15.8 shall be deemed properly served and accepted for all purposes.

15.7. Amendment and Modification. Buyer, Sellers and Members may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

15.8. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

Oakmont Acquisition Corp.

33 Bloomfield Hills Pkwy

Suite 240

Bloomfield Hills, Michigan 48304

Attention: Michael C. Azar

Facsimile: (248) 220-2038

(with a copy to)

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, Michigan 48226

Attention: Patrick Daugherty

Facsimile: (313) 234-2800

or to such other person or address as Buyer shall furnish to Sellers in writing.

(b)	If to Sellers or Members, to:

Mr. William A. Irvine

7911 Brookbank Road

Willowbrook, Illinois 60527

Facsimile: 630-325-0132

(with a copy to)

Mr. John J. Pembroke

John J. Pembroke & Associates, LLC

422 N. Northwest Highway, Suite 150

Park Ridge, Illinois 60068

Facsimile: 847-696-0950

or to such other person or address as Sellers shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

15.9. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

15.9.(a) Expenses to be Paid by Sellers. Sellers shall pay, and shall indemnify, defend and hold Buyer harmless from and against, and may pay prior to Closing, each of the following:

(i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii) Professional Fees. All fees and expenses of Sellers’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby. Notwithstanding the foregoing, in the event that the transaction is completed, the Buyer hereby agrees to reimburse the Sellers for 50% of the cost of the audit referenced in Section 10.8.

15.9.(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

15.9.(c) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys’ fees and prejudgment interest.

15.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

15.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

15.13. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Affected Employees” - Section 6.1

“Affiliate” - Section 1.2.(e)

“Assumed Contracts” - Section 2.1.(b)

“Assumed Liabilities” - Section 2.1

“Blue Sky Laws”– Section 4.3

“Buyer’s Accountants” – Section 3.3.(c)]

“Buyer’s Affiliates” - Section 12.1

“Buyer Shareholder Approval” – Section 9.1(a)

“Capitalization Amendment” – Section 9.1(a)

“Cash Consideration” – Section 3.2(b)

“CERCLA” - Section 4.11.(c)

“Claim” - Section 12.1

“Closing” – Preamble to Article 13

“Closing Date” – Preamble to Article 13

“Code” - Section 3.6

“Sellers’ Accountants” - Section 3.3.(c)(ii)

“Contracts” - Section 1.1.(g)

“DGCL” – Section 9.1(b)

“Disclosure Schedule” – Section 15.1

“Effective Time” - Section 3.3.(b)

“Environmental Laws” - Section 4.11.(c)

“ERISA” - Section 4.16.(a)

“Estimated Closing Balance Sheet” - Section 3.3.(b)

“Exchange Act” – Section 4.3

“Excluded Assets” - Section 1.2

“Excluded Contracts” – Section 2.2.(a)

“Final Closing Balance Sheet” - Section 3.3.(c)(v)

“Government Entities” - Section 2.2.(k)

“IRS” - Section 3.6

“Indemnified Party” - Section 12.3.(a)

“Indemnifying Party” - Section 12.3.(a)

“Inventory” - Section 1.1.(d)

“Insurance Policies” – Section 4.13

“Laws” - Section 2.2.(k)

“Leased Real Property” - Section 1.1.(b)

“Liability” - Section 2.1

“Lien” - Section 4.12(a)

“Litigation” - Section 2.2.(f)

“Net Working Capital” – Section 3.3(a)

“Oakmont Common Stock” – Section 3.2(e)

“Orders” - Section 2.2.(k)

“Permitted Real Property Liens” - Section 4.12.(a)

“Personal Property Leases” - Section 1.1.(e)

“Plans” – Section 4.16(a)

“Press Release” – Section 9.2

“Products” - Section 4.20

“Prospectus/Proxy Statement” – Section 9.1(a)

“Purchased Assets” - Section 1.1

“Purchase Price” - Section 3.1

“Real Property” - Section 4.12(c)

“Real Property Leases” - Section 1.1.(b)

“Recent Balance Sheet” - Section 4.4

“Registration Statement” – Section 9.1(a)

“SEC” – Section 4.24

“Securities Act” – Section 3.2(e)

“Settlement Date” - Section 3.2.(d)

“Special Meeting” – Section 9.1(b)

“Stock Consideration” – Section 3.2(e)

“Third Accounting Firm” - Section 3.3.(c)(iii)

“Transaction Form 8-K” – Section 9.2

“Intellectual Property” - Section 1.1.(f)

“Waste” - Section 4.11.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SELLERS:

One Source Equipment Rentals, LLC

By:
Its:

One Source Equipment Rentals of Lafayette, LLC

By:
Its:

One Source Equipment Rentals of Dayton, LLC

By:
Its:

One Source Equipment Rentals of Morton, LLC

By:
Its:

One Source Equipment Rentals of Decatur, LLC

By:
Its:

One Source Equipment Rentals of Granite City, LLC

By:
Its:

MEMBERS:

/s/ William A. Irvine
William A. Irvine

/s/ Steve Micheletti
Steve Micheletti

/s/ Bruce A. Bonesteel
Bruce A. Bonesteel

/s/ J. Christopher Moser
J. Christopher Moser

/s/ Frederick C. Miller
Frederick C. Miller

/s/ Paul L. Lacure
Paul L. Lacure

/s/ Michael Cottrell
Michael Cottrell

/s/ Douglas Gietl
Douglas Gietl

/s/ Neal Douglas
Neal Douglas

/s/ Jeffery Bates
Jeffery Bates

/s/ Kenneth Rogers
Kenneth Rogers

/s/ Todd Erwin
Todd Erwin

/s/ Todd Bonham
Todd Bonham

BUYER:
Oakmont Acquisition Corp.

By:	/s/ Robert J. Skandalaris
Robert J. Skandalaris
Its:	Chief Executive Officer